IMPORTANT REMINDER

November 21, 2005
Dear Stockholder:
     We have previously mailed to you proxy materials relating to the Special Meeting of Stockholders of Party City Corporation to be held on Wednesday, December 7, 2005.
     According to our latest records, we have not received your proxy card for this important meeting. Regardless of the number of shares you own, it is important that they are represented and voted at the meeting. Please take a moment to sign, date and mail the enclosed duplicate proxy card promptly in the return envelope provided for your convenience.
     For the reasons set forth in the Proxy Statement, dated November 7, 2005, the Board of Directors recommends that you vote “For” all proposals on the meeting agenda.
     Thank you for your cooperation and continued support.
Sincerely,

Vice President, General Counsel
and Secretary